Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213116 on Form S-8 and Registration Statement No. 333-220306 on Form S-3 of our reports dated February 25, 2020, relating to the consolidated financial statements of Medpace Holdings, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2019) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Medpace Holdings, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 25, 2020